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                                                                    Exhibit 99.1

                                                                   (PROXIM LOGO)

EDITORIAL CONTACT:
Amy Martin
Proxim Corporation
(408) 731-2781
amartin@proxim.com


                 PROXIM ANNOUNCES CHANGES TO BOARD OF DIRECTORS

SUNNYVALE, CALIF., JULY 7, 2003 - Proxim Corporation (Nasdaq: PROX), a global leader in wireless networking equipment for Wi-Fi and wide area networks, today announced changes to its Board of Directors. Jonathan Zakin, previously Proxim's Chairman, and David King, previously Proxim's Vice Chairman will be leaving the Board as well as their current positions as officers of the company.

"On behalf of the Board of Directors, I'd like to thank Jonathan and David for their instrumental roles in building a company that is a leader in the exciting market for converged wireless LAN and WAN solutions for enterprises and service provider customers," said Frank Plastina, President and CEO, Proxim.

"Building Proxim has been an outstanding opportunity and a great experience," said Jonathan Zakin. "Now, with the integration of the two acquisitions we completed last year, I'm ready to move on to new challenges."

ABOUT PROXIM
Proxim Corporation is a global leader in wireless networking equipment for Wi-Fi and wide area networks. The company is providing its enterprise and service provider customers with wireless solutions for public hot spots, voice and data backhaul, enterprise campuses, security and surveillance, broadband wireless access and mobile professionals. This press release and more information about Proxim can be found on the Web at www.proxim.com.